Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Appoints Patricia K. Collawn and Lorraine Mitchelmore to Board of Directors
Houston, Texas – July 1, 2021 – Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) announced today that its Board of Directors (“Board”) has appointed Patricia K. Collawn and Lorraine Mitchelmore to serve as members of the Board, effective July 1, 2021. Ms. Collawn and Ms. Mitchelmore are considered independent directors. Ms. Collawn has been appointed to the Audit and Compensation Committees and Ms. Mitchelmore has been appointed to the Audit and Governance and Nominating Committees.

Ms. Collawn is the Chairman, President and Chief Executive Officer of PNM Resources, Inc. (“PNM Resources”) (NYSE: PNM), an energy holding company based in New Mexico. Ms. Collawn joined PNM Resources in 2007 from Public Service Company of Colorado, where she served as President and CEO. Ms. Collawn has served on the board of directors of Equitrans Midstream Corporation (NYSE: ETRN) since April 2020, and previously served on the board of directors of CTS Corporation (NYSE: CTS). Ms. Collawn also previously served as Chairman of the Electric Power Research Institute and Chairman of the Edison Electric Institute. Ms. Collawn received a Bachelor of Arts degree from Drake University and a Master of Business Administration degree from Harvard Business School.

Ms. Mitchelmore has over 30 years of international oil and gas industry experience and most recently served as President and CEO of Enlighten Innovations Inc., a Calgary-based clean technology company. Ms. Mitchelmore is also the Former Executive Vice President, Americas Heavy Oil for Royal Dutch Shell, and Former Shell Canada Limited President and Canada Country Chair. Ms. Mitchelmore has served on the board of directors of Suncor Energy, Inc. (NYSE: SU) since November 2019, and the Bank of Montreal (NYSE: BMO) since May 2015. Ms. Mitchelmore previously served on the board of directors of TransMountain Corporation. Ms. Mitchelmore received a Bachelor of Sciences degree from Memorial University of Newfoundland, a Master of Sciences degree from the University of Melbourne, Australia, and a Master of Business Administration degree from Kingston Business School in London.

“We are pleased to announce the appointment of Patricia and Lorraine to our Board today,” said Andrea Botta, Cheniere’s Chairman of the Board. “Their respective decades of relevant experience leading large organizations in the energy industry bring significant capabilities and diversity to our Board. Patricia and Lorraine’s demonstrated expertise in driving improvement in environmental and sustainability performance are key assets which will further enhance our ESG programs, integration of our climate strategies, and strengthen our competitive advantages as we continue to position Cheniere as a reliable, growing liquefaction operator that is taking a leadership position in the global transition to cleaner energy.”

Cheniere also announced today that Nuno Brandolini has retired from its Board, effective July 1, 2021. Mr. Brandolini has served as a member of the Board since 2000 and was a member of the Governance and Nominating and Compensation Committees.

“Nuno’s contributions to Cheniere over the years have played a significant part in the successful development and execution of our strategy,” said Andrea Botta. “I’d like to personally thank him for his valuable insights and dedicated service to Cheniere, and I wish him well in his future endeavors.”

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and

Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected total production capacity of approximately 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission.

Contacts

Cheniere Energy, Inc.

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